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[LETTERHEAD]


Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for UnionBancorp, Inc. and on February 5, 1997 we reported on the consolidated financial statements of UnionBancorp, Inc. as of December 31, 1996 and 1995, and for each of the three years ended December 31, 1996. On March 20, 1997, we were dismissed as independent accountants of UnionBancorp, Inc. We have read the statements included under Item 4 of its Form 8-K dated March 24, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements a) that the change was approved by the Board of Directors and b) that the Company has appointed new independent accountants, whom have not been previously consulted on audit or accounting issues involving UnionBancorp, Inc.


                                       /s/ McGladrey & Pullen, LLP
                                       McGladrey & Pullen, LLP

Champaign, Illinois
March 24, 1997